Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
I-FLOW CORPORATION.
1.	The name of the Corporation is I-Flow Corporation (the “Corporation”).

2.	The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the registered agent as such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock and the par value of each of such shares is $0.001.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the power conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

7.	Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.	A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law of Delaware as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of this Corporation, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any amendment, repeal or modification of this paragraph 9, or the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 9, by the stockholders of this Corporation, shall not apply to adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

10.	Each person who is or was or had agreed to become a director or officer of the Corporation, or while serving as a director or officer of the Corporation is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrator or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of Delaware or any other applicable law as presently or hereafter in effect. The right to indemnification granted by this paragraph 10 shall include the right to be paid in advance for expenses incurred in defending a proceeding to the fullest extent permitted by the General Corporation Law of Delaware or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this paragraph 10 shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this paragraph 10. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws, or enter into one or more agreements with any person, which provide for indemnification and/or advancement of expenses greater or different than that provided in this paragraph 10 or the General Corporation Law of Delaware. Any amendment, repeal or adoption of any provision inconsistent with this paragraph 10 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, repeal or adoption and no amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

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